Exhibit 99.1

Magellan Petroleum to Present at GHS 100 Energy Conference and the ROTH Resources Corporate Access Day

DENVER, June 12, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) announced today that the Company will be presenting at the Global Hunter Securities GHS 100 Energy Conference to be held in Chicago, Illinois, at the JW Marriot hotel on June 24-25, 2014.

Antoine Lafargue, Chief Financial Officer, is scheduled to present at approximately 9:00 AM CDT (8:00 AM MDT) on Wednesday, June 25. Presentation materials will be available in the Investor Relations section of the Company’s website at www.magellanpetroleum.com.

Magellan also announced that the Company will be participating in the 3rd Annual ROTH Resources Corporate Access Day to be held in London at The Dorchester hotel on June 23, 2014.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com